Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million or $1.11 Per Share
Adjusted earnings of $1.3 billion or $2.06 per share

Fourth-Quarter Highlights

●	Achieved 91 percent refining utilization
●	Processed a 67 percent advantaged crude slate in the U.S.
●	Generated operating cash flow of $1.3 billion; $1.7 billion excluding working capital
●	Recorded a $564 million impairment charge related to Melaka Refinery investment
●	Strengthened balance sheet with $1.0 billion debt reduction
●	Returned more than $400 million of capital to shareholders through dividends and share repurchases
●	Received board approval for a 25 percent increase in the annual dividend rate and a $1.0 billion expansion of the share repurchase program
●	Announced intent to form a master limited partnership

HOUSTON--(BUSINESS WIRE)--January 30, 2013--Phillips 66 (NYSE: PSX) announces fourth-quarter earnings of $708 million and adjusted earnings of $1.3 billion. This compares with earnings of $2.0 billion and adjusted earnings of $379 million during the fourth quarter of 2011.

“Strong realized refining and chemicals margins improved our earnings during the quarter,” said Greg Garland, Phillips 66 chairman and chief executive officer. “Our $1 billion debt reduction strengthens our financial flexibility and resulted in a 25 percent debt-to-capital ratio at the end of the year. We were pleased to return more than $400 million in capital to shareholders in the quarter while also funding new investments including the Sand Hills and Southern Hills pipeline projects. We also announced our intent to contribute a portion of our transportation assets to form a master limited partnership, which we expect will highlight the value of our logistics and infrastructure assets, and serve as an efficient vehicle for funding growth investments.”

“The company’s solid financial performance in 2012 was underpinned by safe, reliable and efficient operations. Our differentiated portfolio allowed us to capture a number of market opportunities across the value chain resulting in significant cash generation and shareholder value creation,” Garland added.

Refining and Marketing (R&M)

R&M fourth-quarter earnings were $497 million, which included a $564 million impairment of the company’s equity investment in the Melaka Refinery. Within R&M, Refining recorded earnings of $319 million, and Marketing, Specialties and Other generated $178 million. R&M adjusted earnings were $1,096 million, an increase of $927 million from the same period last year.

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million (Adjusted Earnings of $1.3 Billion)

Refining’s adjusted earnings were $916 million, significantly higher than a year ago, largely as a result of improved refining margins. The company benefitted from improved feedstock advantage with stronger Gulf Coast and Canadian crude differentials, as well as higher gasoline and distillate market spreads.

During the quarter, 67 percent of the company’s U.S. crude slate was considered advantaged, up from 57 percent in the fourth quarter of 2011. Phillips 66 processed 135,000 barrels per day of shale crude in the fourth quarter, representing a 97 percent increase over the same period last year. Clean product yield for the fourth quarter was 83 percent, with a distillate yield of 40 percent. Compared with the fourth quarter of 2011, export volumes increased by 5 percent to approximately 140,000 barrels per day as a result of stronger international markets.

Phillips 66’s worldwide refining utilization was 91 percent for the fourth quarter, down from 94 percent a year ago. This decrease reflects significant turnaround activity in the Central Corridor and Western/Pacific regions, as well as adverse impacts from Hurricane Sandy, primarily at the Bayway Refinery. Pre-tax turnaround expenses were $84 million, excluding the company’s share of WRB Refining’s turnaround expense totaling $73 million. In addition, fourth-quarter expenses related to Hurricane Sandy were $56 million before-tax.

Compared with the third quarter of 2012, worldwide market crack spreads decreased 33 percent. The impact of this decrease on Refining’s earnings was mitigated by increased market capture in the fourth quarter due to the company’s refinery configuration and improved clean product differentials. Refining’s market capture increased to 95 percent from 79 percent in the third quarter of 2012.

Marketing, Specialties and Other contributed adjusted earnings of $180 million during the fourth quarter, an increase of $38 million from the prior year. Compared to the same period last year, the company benefitted from improved margins, partially offset by lower volumes and higher environmental and legal costs.

While international power production and U.S. marketing volumes were down in the fourth quarter, the company’s lubricants and specialty products businesses grew volumes by 16 percent and 14 percent, respectively.

Midstream

The Midstream segment recorded earnings of $85 million for the fourth quarter of 2012. Midstream adjusted earnings were $62 million, compared with $113 million in the prior year. Fourth-quarter earnings related to the company’s equity investment in DCP Midstream (DCP) were $38 million, $21 million lower than a year ago. The decrease was due to lower natural gas liquids (NGL) prices. This decline was partially offset by lower depreciation expense and improved production mix as DCP increased its NGL production in liquids-rich basins. Overall, NGL volumes remained flat.

Adjusted earnings from Phillips 66’s other midstream operations were $24 million for the fourth quarter, compared with $54 million during the same period last year. The decrease was a result of higher taxes and less favorable inventory impacts.

Chemicals

Fourth-quarter Chemicals earnings were $246 million, an increase of $98 million from the same period last year, primarily attributable to improved margins. Externally marketed sales volumes increased to a total of 5.6 billion pounds in the fourth quarter. The majority of this improvement was in Olefins and Polyolefins (O&P), in which volumes were up 8 percent from the fourth quarter last year.

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million (Adjusted Earnings of $1.3 Billion)

Global utilization for O&P was 90 percent during the quarter. Utilization rates were negatively impacted by downtime at Saudi Polymers Company. Excluding this impact, worldwide O&P utilization was near capacity during the quarter, enabling capture of strong olefins chain margins.

Specialties, Aromatics and Styrenics benefitted from improved benzene margins driven by higher sales prices, partially offset by rising feedstock costs.

Corporate and Other

Corporate and Other costs were $120 million after-tax for the fourth quarter, including $47 million of net interest expense. Adjusted for special items, Corporate and Other costs were $92 million after-tax for the quarter.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $1.3 billion in cash from operations. Excluding working capital, operating cash flow was $1.7 billion. The company also funded $894 million in capital expenditures and investments, including $513 million for its investments in the Sand Hills and Southern Hills pipeline projects.

In December, the company prepaid $1.0 billion of its amortizing three-year term loan and ended the year with $7.0 billion of debt and $3.5 billion of cash and cash equivalents. The company’s debt-to-capital ratio was 25 percent, improved from 28 percent at the end of the third quarter. The net-debt-to-capital ratio was 14 percent at the end of the year.

In the fourth quarter, Phillips 66 returned more than $400 million of capital to shareholders through $157 million in dividend payments and $245 million of share repurchases. In December, Phillips 66’s board of directors approved a 25 percent increase in the company’s annual dividend rate, raising it to $1.25 per share for 2013. The board of directors also approved an additional $1.0 billion of share repurchases, increasing the total repurchase program to $2.0 billion.

Full-year Financial Results

Phillips 66’s full-year 2012 earnings were $4.1 billion or $6.48 per share. This compares with $4.8 billion or $7.52 per share for 2011. Full-year adjusted earnings were $5.4 billion or $8.46 per share in 2012, compared with $3.6 billion or $5.66 per share in 2011. The company generated strong returns with a reported return on capital employed (ROCE) of 17 percent and an adjusted ROCE of 22 percent.

During 2012, the company generated $4.3 billion in cash from operations. Excluding working capital, operating cash flow was $5.5 billion. Phillips 66 funded $1.7 billion in capital expenditures and investments. In addition, the company paid $282 million in dividends, and repurchased 7.6 million shares of common stock totaling $356 million.

Strategic Initiatives

Phillips 66 remains focused on value creation and growth in its Midstream and Chemicals segments. As announced in December, the company intends to form a master limited partnership. A registration statement is expected to be filed with the Securities and Exchange Commission in the second quarter of 2013 and, subject to final approval by Phillips 66’s board of directors, an initial public offering is anticipated during the second half of 2013.

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million (Adjusted Earnings of $1.3 Billion)

DCP continues to execute its long-term growth plan. In December, the first phase of the Sand Hills pipeline, which extends from Eagle Ford to Mont Belvieu, was placed in service. The second phase of the project, with deliveries from the Permian Basin, is expected to be complete in the second quarter of 2013. Southern Hills is also on schedule with service from the midcontinent to Mont Belvieu anticipated by mid-2013. DCP expects to increase the initial projected capacity of Southern Hills from 150,000 barrels per day to 175,000 barrels per day.

Chevron Phillips Chemical Company (CPChem) continues to advance several significant growth projects on the U.S. Gulf Coast, a region with access to advantaged petrochemicals feedstocks, low energy costs and established marketing networks to service customers worldwide. CPChem’s Sweeny fractionation expansion is scheduled to be complete in 2013, and its 1-hexene project is expected to start up during the first half of 2014. Additionally, CPChem is evaluating an expansion of its normal alpha olefins capacity at the Cedar Bayou complex in Baytown, Texas, and expects to make a final investment decision in the third quarter of this year. Construction of the expansion would be targeted to commence in the first quarter of 2014, and the project would be completed in the fourth quarter of 2015. The final investment decision for CPChem’s world-scale ethane cracker and related polyethylene units is expected later this year, with projected startup in 2017.

Phillips 66 is enhancing Refining returns by increasing access to advantaged feedstocks, as well as increasing export capabilities at its coastal refineries. The company continues to increase the supply of advantaged crudes to its refineries, supported by investments in logistics infrastructure and third-party commitments. Phillips 66 expects to process more than 200,000 barrels per day of domestic shale crude in 2013, an increase from the 2012 average of 112,000 barrels per day. In January, Phillips 66 entered into a five-year transportation and logistics contract with Global Partners to move approximately 90 million barrels of Bakken crude to the Bayway Refinery. The agreement provides a reliable, long-term alternative to more expensive Brent-priced crudes. In addition, the first of two chartered Jones Act vessels was delivered in January, with the second expected to be delivered during the second quarter of 2013. Both vessels will transport Eagle Ford crude to the company’s Gulf and East Coast refineries. The initial delivery of Phillips 66’s 2,000 railcars is expected to occur in early February. The railcars will be used to transport advantaged crude to the company’s refineries on the East and West Coasts.

Currently, Phillips 66 has the capability to export up to 285,000 barrels per day of refined products from its domestic refineries. In the first quarter of 2013, the company expects to complete a project at the Ferndale Refinery to increase export capacity by approximately 20,000 barrels per day. Through further investment at its facilities on the Gulf and West Coasts, Phillips 66 expects to increase U.S. export capability to 370,000 barrels per day by the end of 2013.

Phillips 66 has a history of operating excellence, which includes personal and process safety, environmental performance, reliability and cost management, and the company is committed to continuously improving in these areas. In addition to extensive safety and environmental programs, the company has implemented an initiative called Optimize 66 to capture $200 million in before-tax savings, as well as additional value from operational process improvements and efficiencies, by the end of 2013.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland, Executive Vice President and Chief Financial Officer Greg Maxwell and Executive Vice President, Commercial, Marketing, Transportation and Business Development, Tim Taylor will host a webcast at 11 a.m. EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on “Presentations and Conference Calls.” For detailed supplemental information, go to http://www.phillips66.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million (Adjusted Earnings of $1.3 Billion)

Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Refining and Marketing (R&M)
Refining	$319	$64	$3,158	$1,533
Marketing, Specialties and Other	178	1,737	571	2,315
Total R&M	497	1,801	3,729	3,848
Midstream	85	113	6	403
Chemicals	246	148	823	716
Corporate and Other	(120)	(51)	(434)	(192)
Phillips 66	$708	$2,011	$4,124	$4,775

Adjusted Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Refining and Marketing (R&M)
Refining	$916	$27	$3,785	$1,975
Marketing, Specialties and Other	180	142	699	689
Total R&M	1,096	169	4,484	2,664
Midstream	62	113	286	403
Chemicals	246	148	980	716
Corporate and Other	(92)	(51)	(363)	(192)
Phillips 66	$1,312	$379	$5,387	$3,591

About Phillips 66
Headquartered in Houston, Phillips 66 is an advantaged downstream energy company with segment-leading Refining and Marketing (R&M), Midstream and Chemicals businesses. The company has 13,500 employees worldwide. Phillips 66’s R&M operations include 15 refineries with a net crude oil capacity of 2.2 million barrels per day, 10,000 owned or supplied branded marketing outlets, and 15,000 miles of pipeline systems. The Midstream segment includes Phillips 66’s 50 percent interest in DCP Midstream, LLC, one of the largest natural gas gatherers and processors in the United States, with 7.2 billion cubic feet per day of gross natural gas processing capacity. Phillips 66’s Chemicals business is conducted through its 50 percent interest in Chevron Phillips Chemical Company LLC, one of the world’s top producers of olefins and polyolefins with more than 30 billion pounds of net annual chemicals processing capacity across its product lines. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million (Adjusted Earnings of $1.3 Billion)

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, refining and marketing margins and margins for our chemicals business; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability for remedial actions, including removal and reclamation obligations, under environmental regulations; potential liability resulting from litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission, including our Form 10 Registration Statement. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

DISCLOSURES UNDER RULE 135
A registration statement relating to the common units of the MLP that would be sold in the offering referred to above is expected to be filed with the Securities and Exchange Commission, but has not been filed or become effective. This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. This news release is being issued pursuant to, and in accordance with, Rule 135 under the Securities Act of 1933.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, adjusted earnings per share, operating cash flow excluding working capital, and net-debt-to-capital ratio. These are non-GAAP financial measures. Adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital are included to help facilitate comparisons of company operating performance across periods. The net-debt-to-capital ratio reduces debt and capital by the amount of cash and cash equivalents shown on the balance sheet for the reflected period, and is presented to reflect the net results if the company elected to utilize its cash balances to reduce debt in the future.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million (Adjusted Earnings of $1.3 Billion)

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	Except as Indicated
	2012		2011
	4Q	Year	4Q	Year
Consolidated
Earnings (loss)	$708	$4,124	$2,011	$4,775
Adjustments:
Net (gain) loss on asset sales	-	(106)	(1,660)	(1,545)
Impairments	580	979	-	318
Canceled projects	-	-	28	28
Severance accruals	-	-	-	15
Pending claims and settlements	(23)	34	-	-
Premium on early debt retirement	-	89	-	-
Repositioning costs	12	55	-	-
Repositioning tax impacts	-	177	-	-
Hurricane-related costs	35	35	-	-
Adjusted earnings	$1,312	$5,387	$379	$3,591

Earnings per share of common stock (dollars)*	$1.11	$6.48	$3.17	$7.52

Adjusted earnings per share of common stock (dollars)*	$2.06	$8.46	$0.60	$5.66
* Assumes the dilutive securities outstanding at April, 30 2012 were also outstanding for each of periods prior to the separation.

R&M
Earnings (loss)	$497	$3,729	$1,801	$3,848
Adjustments:
Net (gain) loss on asset sales	-	(106)	(1,660)	(1,545)
Impairments	564	633	-	318
Canceled projects	-	-	28	28
Severance accruals	-	-	-	15
Pending claims and settlements	-	57	-	-
Repositioning tax impacts	-	136	-	-
Hurricane-related costs	35	35	-	-
Adjusted earnings	$1,096	$4,484	$169	$2,664

Refining
Earnings (loss)	$319	$3,158	$64	$1,533
Adjustments:
Net (gain) loss on asset sales	-	(104)	(65)	81
Impairments	564	606	-	318
Canceled projects	-	-	28	28
Severance accruals	-	-	-	15
Pending claims and settlements	-	19	-	-
Repositioning tax impacts	-	73	-	-
Hurricane-related costs	33	33	-	-
Adjusted earnings	$916	$3,785	$27	$1,975

Marketing, Specialties and Other
Earnings (loss)	$178	$571	$1,737	$2,315
Adjustments:
Net (gain) loss on asset sales	-	(2)	(1,595)	(1,626)
Impairments	-	27	-	-
Pending claims and settlements	-	38	-	-
Repositioning tax impacts	-	63	-	-
Hurricane-related costs	2	2	-	-
Adjusted earnings	$180	$699	$142	$689

Midstream
Earnings (loss)	$85	$6	$113	$403
Adjustments:
Impairments	-	303	-	-
Pending claims and settlements	(23)	(23)	-	-
Adjusted earnings	$62	$286	$113	$403

Chemicals
Earnings (loss)	$246	$823	$148	$716
Adjustments:
Impairments	-	27	$-	$-
Premium on early debt retirement	-	89	-	-
Repositioning tax impacts	-	41	-	-
Adjusted earnings	$246	$980	$148	$716

Corporate and Other
Earnings (loss)	$(120)	$(434)	$(51)	$(192)
Adjustments:
Impairments	16	16	-	-
Repositioning costs	12	55	-	-
Adjusted earnings	$(92)	$(363)	$(51)	$(192)

Phillips 66 Reports Fourth-Quarter Earnings of $708 Million (Adjusted Earnings of $1.3 Billion)

	Millions of Dollars
	2012
	4Q	Year
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,703	$5,452
Working capital adjustments
Decrease (increase) in accounts and notes receivable	534	(143)
Decrease (increase) in inventories	2,308	55
Decrease (increase) in prepaid expenses and other current assets	218	(48)
Increase (decrease) in accounts payable	(2,897)	(985)
Increase (decrease) in taxes and other accruals	(561)	(35)
Net Cash Provided by Operating Activities	$1,305	$4,296

CONTACT:
Phillips 66
Alissa Hicks (media), 832-765-1014
alissa.k.hicks@p66.com
or
Rosy Zuklic (investors), 832-765-2297
rosy.zuklic@p66.com